Exhibit 99.1
Victoria’s Secret & Co. Reports Third Quarter 2025 Results and Raises Full Year Guidance

•Delivered Net Sales of $1.472 Billion, a 9% Increase Versus Prior Year, Exceeding Expectations
•Operating Results and Earnings Exceed Expectations
•Raises Fiscal Year 2025 Net Sales, Operating Income and Earnings Guidance

Reynoldsburg, Ohio (December 5, 2025)—Victoria’s Secret & Co. (“VS&Co” or the “Company”) (NYSE: VSCO) today reported financial results for the third quarter ended November 1, 2025.

Hillary Super, VS&Co Chief Executive Officer, said, “We delivered a standout third quarter, with outperformance on net sales and earnings per share, exceeding the high-end of our guidance. Net sales increased 9% over last year, driven by strength across Victoria’s Secret, PINK and Beauty, and supported by momentum across channels and geographies. These outstanding results reflect disciplined execution of our Path to Potential strategy. Building on the third quarter’s outperformance as well as the solid start to our fourth quarter, we are raising our full year outlook and are well positioned for a successful holiday season and finish to our fiscal 2025.”

Ms. Super concluded, “With two iconic brands, Victoria’s Secret and PINK, a curated product assortment, high-emotion marketing and a relentless customer focus, we are reinforcing our leadership in global intimates and beauty. As we continue to advance our Path to Potential strategy, we are accelerating global growth, elevating brand distinctiveness, and unlocking greater value across our ecosystem to drive long-term profitable growth.”

Scott Sekella, VS&Co Chief Financial and Operating Officer, said, “Building on strong first-half results, our third quarter exceeded expectations. We delivered robust adjusted gross margin expansion of 170 basis points, driven by a reduced promotional approach and higher regular-priced selling, while leveraging the strength of our business model. We remain focused on managing costs while prioritizing investments in product innovation, brand strength, and customer experience. These efforts, along with the solid operational foundation we have built enables us to scale effectively and support the Company’s growth, giving us confidence in delivering a strong finish to the year and positioning VS&Co for long-term success.”

Third Quarter 2025 Results
The Company reported net sales of $1.472 billion for the third quarter of 2025, an increase of 9% compared to net sales of $1.347 billion for the third quarter of 2024 and above our previously communicated guidance range of $1.390 billion to $1.420 billion. Total comparable sales for the third quarter of 2025 increased 8%.

The Company reported operating loss for the third quarter of 2025 of $19 million compared to operating loss of $47 million in the third quarter of 2024. The Company reported net loss of $37 million, or $0.46 per diluted share, for the third quarter of 2025 compared to net loss of $56 million, or $0.71 per diluted share, for the third quarter of 2024.

Excluding the impact of the adjusted items described at the conclusion of this press release, adjusted operating income for the third quarter of 2025 was breakeven at $0 million, which was better than our previously communicated guidance range of adjusted operating loss of $35 million to $55 million. This result compares to last year’s third quarter adjusted operating loss of $28 million. Adjusted net loss for the third quarter of 2025 was $22 million, or $0.27 per diluted share, which was better than our previously communicated guidance range of adjusted net loss per diluted share of $0.55 to $0.75. This result compares to last year’s third quarter adjusted net loss of $39 million, or $0.50 per diluted share.

Full Year and Fourth Quarter 2025 Outlook
The Company is raising its full year outlook and is now forecasting net sales in the range of $6.450 billion to $6.480 billion, compared to prior guidance of $6.330 billion to $6.410 billion. At this forecasted level of net sales, adjusted operating income is expected to be in the range of $350 million to $375 million, compared to prior guidance of $270 million to $320 million. Adjusted net income per diluted share for the full year 2025 is estimated to be in the range of $2.40 to $2.65, compared to prior guidance of $1.80 to $2.20. This outlook includes an estimated net tariff impact of approximately $90 million for fiscal year 2025, compared to prior guidance of $100 million.

For the fourth quarter, the Company is forecasting net sales to be in the range of $2.170 billion to $2.200 billion compared to last year’s fourth quarter net sales of $2.106 billion. At this forecasted level of net sales, adjusted operating income for the fourth quarter of 2025 is expected to be in the range of $265 million to $290 million. Adjusted net income per diluted share for the fourth quarter of 2025 is estimated to be in the range of $2.20 to $2.45. As previously disclosed, last year’s results include an approximately $26 million benefit to net sales, gross margin and operating income as a result of the Company’s cumulative adjustment for its change in accounting estimate related to expected future redemption on outstanding gift cards.

Adjusted Financial Information
At the conclusion of this press release, we have included a reconciliation of reported to adjusted results and forecasted results.

Quarterly Earnings Conference Call
Victoria’s Secret & Co. will conduct its third quarter earnings call at 8:30 a.m. Eastern on Friday, December 5, 2025. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); passcode 5358727. For an audio replay, call 1-800-839-2204 (international replay number: 1-203-369-3032); passcode 2485654 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, apparel, casual sleepwear, swim, lounge and sport as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that share a common purpose of supporting women in all they do, and Adore Me, a technology-led, digital first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of more than 1,400 retail stores in approximately 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “will,” “target,” “forecast,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade restrictions and any retaliatory measures imposed by impacted exporting countries;
•our ability to successfully implement our strategic plan;
•difficulties arising from changes and turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;
•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise, product lines and brands successfully;

•our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;
•our ability to incorporate artificial intelligence into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards, severe weather and natural disasters;
◦significant health hazards and pandemics;
◦delays or disruptions in shipping and transportation and related pricing impacts;
◦foreign currency exchange rate fluctuations; and
◦disruption due to labor disputes;
•our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability against cybersecurity incidents and disruptions or failures of systems;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2025.

For further information, please contact:

Victoria’s Secret & Co.:
Investor Relations:	Media Relations:
Priya Trivedi	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Net Sales (Millions):

	Third Quarter	Third Quarter	% Inc/ (Dec)	Year-to-Date	Year-to-Date	% Inc/ (Dec)
	2025	2024		2025	2024
Stores - North America	$778.2	$738.1	5.4%	$2,324.3	$2,267.2	2.5%
Direct[1]	428.5	411.0	4.3%	1,268.2	1,290.1	(1.7%)
International[2]	264.8	198.3	33.5%	691.1	566.8	21.9%
Total	$1,471.5	$1,347.4	9.2%	$4,283.6	$4,124.1	3.9%

1 - Year-to-date results include an approximately $20 million negative impact on direct net sales from the website closure due to the security incident in the second quarter of 2025. Beginning in the third quarter of 2025, direct sales in the European Union are reported in our International channel. Direct sales in the European Union were $12 million in the third quarter of 2025. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel.
2 - Results include consolidated joint venture sales in China, royalties associated with franchise partners sales, wholesale sales, and beginning in the third quarter of 2025 direct sales in the European Union. Direct sales in the European Union were $12 million in the third quarter of 2025. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel.

Comparable Sales Increase (Decrease):

	Third Quarter	Third Quarter	Year-to-Date	Year-to-Date
	2025	2024	2025	2024
Stores and Direct[1]	8%	3%	4%	(2%)
Stores Only[2]	5%	2%	3%	(4%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	2/1/25	Opened	Closed	11/1/25
Company-Operated:
U.S.	782	12	(26)	768
Canada	24	1	(1)	24
Subtotal Company-Operated	806	13	(27)	792

China Joint Venture:
Beauty & Accessories[1]	30	—	(9)	21
Full Assortment	40	3	(1)	42
Subtotal China Joint Venture	70	3	(10)	63

Partner-Operated:
Beauty & Accessories	324	33	(18)	339
Full Assortment	181	29	(4)	206
Subtotal Partner-Operated	505	62	(22)	545

Adore Me	6	—	(2)	4
Total	1,387	78	(61)	1,404
1 - Includes seven partner-operated stores at 11/1/25.

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF LOSS
THIRTEEN WEEKS ENDED NOVEMBER 1, 2025 AND NOVEMBER 2, 2024
(Unaudited)
(In thousands except per share amounts)
	2025	2024
Net Sales	$1,471,519	$1,347,424
Costs of Goods Sold, Buying and Occupancy	(935,377)	(879,137)
Gross Profit	536,142	468,287
General, Administrative and Store Operating Expenses	(555,214)	(514,963)
Operating Loss	(19,072)	(46,676)
Interest Expense	(18,378)	(22,433)
Other Income (Loss)	141	(456)
Loss Before Income Taxes	(37,309)	(69,565)
Benefit for Income Taxes	(5,965)	(14,815)
Net Loss	(31,344)	(54,750)
Less: Net Income Attributable to Noncontrolling Interest	6,004	1,477
Net Loss Attributable to Victoria’s Secret & Co.	$(37,348)	$(56,227)

Net Loss Per Diluted Share Attributable to Victoria’s Secret & Co.	$(0.46)	$(0.71)

Weighted Average Shares Outstanding[1]	80,632	78,718
1 - Reported Weighted Average Shares Outstanding in the third quarter of 2025 and 2024 reflect basic shares due to the Net Loss.

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF LOSS
THIRTY-NINE WEEKS ENDED NOVEMBER 1, 2025 AND NOVEMBER 2, 2024
(Unaudited)
(In thousands except per share amounts)
	2025	2024
Net Sales	$4,283,605	$4,124,059
Costs of Goods Sold, Buying and Occupancy	(2,754,221)	(2,653,091)
Gross Profit	1,529,384	1,470,968
General, Administrative and Store Operating Expenses	(1,487,712)	(1,429,052)
Operating Income	41,672	41,916
Interest Expense	(53,272)	(65,531)
Other Income	4,221	338
Loss Before Income Taxes	(7,379)	(23,277)
Provision for Income Taxes	3,163	1,815
Net Loss	(10,542)	(25,092)
Less: Net Income Attributable to Noncontrolling Interest	12,234	2,975
Net Loss Attributable to Victoria’s Secret & Co.	$(22,776)	$(28,067)

Net Loss Per Diluted Share Attributable to Victoria’s Secret & Co.	$(0.28)	$(0.36)

Weighted Average Shares Outstanding[1]	80,062	78,335
1 - Reported Weighted Average Shares Outstanding in 2025 and 2024 reflect basic shares due to the Net Loss.

VICTORIA’S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
PERIODS ENDED NOVEMBER 1, 2025 AND NOVEMBER 2, 2024
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP, provided below are non-GAAP financial measures that present operating income (loss), net income (loss) attributable to Victoria’s Secret & Co. and net income (loss) per diluted share attributable to Victoria’s Secret & Co. on an adjusted basis for the reported period and forecasted periods provided in this release, which remove certain non-recurring, infrequent or unusual items that we believe are not indicative of the results of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. The table below reconciles the most directly comparable GAAP financial measure to each non-GAAP financial measure.

	Third Quarter		Year-to-Date
	2025	2024	2025	2024
Reconciliation of Reported to Adjusted Operating Income (Loss)
Reported Operating Income (Loss) - GAAP	$(19,072)	$(46,676)	$41,672	$41,916
Amortization of Intangible Assets (a)	6,284	6,284	18,852	18,852
Restructuring and Other One-time Items (b)	6,850	12,548	20,328	12,548
Adore Me Acquisition-related Items (c)	5,920	(186)	5,920	524
Adjusted Operating Income (Loss)	$(18)	$(28,030)	$86,772	$73,840

Reconciliation of Reported to Adjusted Net Income (Loss) Attributable to Victoria’s Secret & Co.
Reported Net Loss Attributable to Victoria’s Secret & Co. - GAAP	$(37,348)	$(56,227)	$(22,776)	$(28,067)
Amortization of Intangible Assets (a)	6,284	6,284	18,852	18,852
Restructuring and Other One-time Items (b)	6,850	12,548	20,328	12,548
Adore Me Acquisition-related Items (c)	5,920	1,400	5,920	4,300
Tax Effect of Adjusted Items	(3,273)	(3,473)	(9,794)	(6,533)
Adjusted Net Income (Loss) Attributable to Victoria’s Secret & Co.	$(21,567)	$(39,468)	$12,530	$1,100

Reconciliation of Reported to Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria’s Secret & Co.
Reported Net Loss Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$(0.46)	$(0.71)	$(0.28)	$(0.36)
Amortization of Intangible Assets (a)	0.06	0.06	0.17	0.17
Restructuring and Other One-time Items (b)	0.07	0.13	0.19	0.13
Adore Me Acquisition-related Items (c)	0.07	0.02	0.07	0.06
Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria’s Secret & Co.	$(0.27)	$(0.50)	$0.15	$0.01
(a) In both the third quarter of 2025 and 2024, we recognized amortization expense of $6.3 million ($4.7 million net of tax expense of $1.6 million) in general, administrative and store operating expense, related to our definite-lived intangible assets. In both year-to-date 2025 and 2024, we recognized amortization expense of $18.9 million ($14.0 million net of tax expense of $4.9 million) in general, administrative and store operating expense, related to our definite-lived intangible assets.
(b) In the third quarter of 2025, we recognized pre-tax charges of $6.9 million ($5.6 million net of tax expense of $1.3 million), $6.0 million included in general, administrative and store operating expense and $0.9 million included in buying and occupancy expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as income related to a one-time item. Year-to-date 2025, we recognized pre-tax charges of $20.3 million ($15.8 million net of tax expense of $4.5 million), $17.2 million included in general, administrative and store operating expense and $3.1 million included in buying and occupancy expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as net expense related to other one-time items. In the third quarter of 2024 and year-to-date 2024, we recognized a pre-tax charge of $12.5 million ($10.6 million net of tax expense of $1.9 million) in general, administrative and store operating expense related to the appointment of a new CEO and the elimination of two executive officer roles to restructure our executive leadership team.

(c) In the third quarter and year-to-date 2025, we recognized pre-tax expense of $5.9 million ($5.5 million net of tax expense of $0.4 million), included in general, administrative and store operating expense, related to the financial impact of purchase accounting items and professional service costs related to the acquisition of Adore Me. In the third quarter of 2024, we recognized pre-tax expense of $1.4 million ($1.5 million net of tax benefit of $0.1 million), income of $0.2 million included in general, administrative and store operating expense and interest expense of $1.6 million, related to the financial impact of purchase accounting items related to the acquisition of Adore Me. Year-to-date 2024, we recognized pre-tax expense of $4.3 million ($4.6 million net of tax benefit of $0.3 million), expense of $0.5 million included in general, administrative and store operating expense and interest expense of $3.8 million, related to the financial impact of purchase accounting items related to the acquisition of Adore Me.

VICTORIA’S SECRET & CO.
FORECASTED NON-GAAP FINANCIAL INFORMATION
FORECASTED FOURTH QUARTER AND FULL YEAR ENDING JANUARY 31, 2026
(Unaudited)
(in millions except per share amounts)
	Forecasted	Forecasted
	Fourth Quarter	Full Year
	2025	2025
Reconciliation of Forecasted GAAP to Adjusted Operating Income
Forecasted Operating Income - GAAP	$259 to 284	$299 to 324
Amortization of Intangible Assets (a)	6	25
Restructuring and Other One-time Items (b)	—	20
Adore Me Acquisition-related Items (c)	—	6
Forecasted Adjusted Operating Income	$265 to 290	$350 to 375

Reconciliation of Forecasted GAAP to Adjusted Net Income Attributable to Victoria’s Secret & Co.
Forecasted Net Income Attributable to Victoria’s Secret & Co. - GAAP	$182 to 202	$160 to 180
Amortization of Intangible Assets (a)	6	25
Restructuring and Other One-time Items (b)	—	20
Adore Me Acquisition-related Items (c)	—	6
Tax Effect of Adjusted Items	(1)	(11)
Forecasted Adjusted Net Income Attributable to Victoria’s Secret & Co.	$187 to 207	$200 to 220

Reconciliation of Forecasted GAAP to Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.
Forecasted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$2.14 to 2.39	$1.91 to 2.16
Amortization of Intangible Assets (a)	0.06	0.23
Restructuring and Other One-time Items (b)	—	0.19
Adore Me Acquisition-related Items (c)	—	0.07
Forecasted Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$2.20 to 2.45	$2.40 to 2.65
(a) For forecasted fourth quarter and forecasted full year 2025, we estimate amortization expense of approximately $6.3 million and $25.1 million ($4.6 million and $18.6 million net of tax expense of $1.7 million and $6.5 million, respectively) in general, administrative and store operating expense, related to our definite-lived intangible assets.
(b) Year-to-date 2025 as of the third quarter, we recognized pre-tax charges of $20.3 million ($15.8 million net of tax expense of $4.5 million), $17.2 million included in general, administrative and store operating expense and $3.1 million included in buying and occupancy expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as net expense related to other one-time items.
(c) Year-to-date 2025 as of the third quarter, we recognized pre-tax expense of $5.9 million ($5.5 million net of tax expense of $0.4 million), included in general, administrative and store operating expense, related to the financial impact of purchase accounting items and professional service costs related to the acquisition of Adore Me.